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                                        AMENDMENT NO. 1 TO
                                   FUND PARTICIPATION AGREEMENT

        THIS AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT is made as of the 18th day of April, 1996, by and among AMERICAN PARTNERS LIFE INSURANCE COMPANY (the "Company"), TCI PORTFOLIOS, INC. (the "Issuer"), and the investment adviser of the Issuer, INVESTORS RESEARCH CORPORATION ("Investors Research"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                             RECITALS

        WHEREAS, the Company, the Issuer and Investors Research are parties to a certain Fund Participation Agreement dated December 19, 1995 (the "Agreement"); and

        WHEREAS, the Company, the Issuer and Investors Research now desire to modify the Agreement so that shares of TCI Value, another series of shares offered by the Issuer, may be available to serve as underlying investment media for the Contracts offered by the Company;

        NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

        1. Addition of TCI Value. Upon receipt of notice from Investors Research that the Securities and Exchange Commission has allowed the registration statement of TCI value to go effective ("Notice"), shares of TCI value shall be made available by the Issuer to serve as underlying investment media for the Contracts pursuant to the terms of the Agreement, as amended from time to time. From and after the date of Notice, unless the context otherwise requires, all references in the Agreement to the term "fund" shall be deemed to include TCI Value.

        2. Ratification and Confirmation of Agreement. After the date hereof, all references to the term "Agreement" shall be deemed to mean the Agreement, as amended by this Amendment No. 1. In the event of a conflict between the terms of this Amendment No. 1 and the Agreement, it is the intention of the parties that the terms of this Amendment No. 1 shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment No. 1, the parties hereby confirm and ratify the Agreement.

        3. Counterparts. This Agreement No. 1 may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.



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        IN WITNESS  WHEREOF,  the undersigned have executed this Amendment No. 1 as of the date first above written.


AMERICAN PARTNERS LIFE INSURANCE               INVESTORS RESEARCH CORPORATION
COMPANY

By: /s/ Michael J. Hogan                       By: /s/ William M. Lyons
        Michael J. Hogan                               William M. Lyons
        Vice President                                 Executive Vice President


Attest:                                        TCI PORTFOLIOS, INC.

By: /s/ Paul D. Sand                           By: /s/ William M. Lyons
        Paul D. Sand                                   William M. Lyons
        Assistant Secretary                            Executive Vice President